Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Auditors” in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Transmeridian Exploration Inc. and the related prospectuses and to the use in such Registration Statement of our report dated March 14, 2005 with respect to the consolidated financial statements of Transmeridian Exploration Incorporated as of December 31, 2004 and for each of the years ended December 31, 2004 and December 31, 2003.

/s/ John A. Braden & Company, P.C.

Houston, Texas

May 25, 2006